Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com Megan Andrada, Communications (952) 259-1647 Megan.Andrada@AugustTech.com	For Release October 20, 2004

August Technology Reports Q3 2004 Results and
Full-Year Guidance In-line with Expectations

Increased Front-end Demonstration Equipment Installations
Position Company in 10 of Top 20 Chipmakers

Minneapolis, October 20, 2004 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection, metrology and defect analysis solutions for the microelectronic industries, today reported revenues of $15.5 million during the third quarter ended September 30, 2004, an increase of 33% from the third quarter of 2003 and a decrease of 22% from the previous quarter.  Gross margin in the third quarter was 47.2% compared to 56.4% in the third quarter of 2003 and 54.4% last quarter.  The decrease in gross margin during the quarter was primarily due to the write-off of $870,000 of obsolete WAV inventory as the Company consolidated its probe mark inspection capability on the NSX Series.  Gross margin adjusted to eliminate the effect of the WAV inventory write-off was 52.8%, in line with Company expectations.  The Company reported a net loss of $0.14 per diluted share compared to net income of $0.02 per diluted share in the third quarter of 2003 and $0.12 per diluted share in the second quarter of 2004.

Highlights:

•        Installed and recognized revenues from the initial E20 edge inspection modules

•        Increased revenues from the AXi and E20 wafer processing systems to $6.2 million, representing 40% of total Q3 revenues

•        Expanded front-end market presence with installation of new all-surface inspection demonstration systems at three of the top 20 chipmakers

•        Performed successful installation of initial B20 backside inspection demonstration module at a leading U.S.-based IDM

•        Reported total revenues derived from front-end wafer processing applications representing 58% of total Q3 revenues

•        Completed the acquisition of the DMSVision software business, significantly enhancing the Company’s defect data management capability

•        Generated cash from operations of $2.8 million.  Balance sheet remained strong as cash and marketable debt securities totaled $50.9 million or $2.85 per share outstanding

Consistent with guidance provided in its September 22, 2004 press release, the Company expects Q4 revenues to be flat at approximately $15 million, while implementing cost containment actions that are expected to reduce operating costs 4-7% from third quarter levels.

August Technology will provide a live conference call with senior management, today at 11:00 a.m. Eastern Time to discuss third quarter 2004 financial performance.  If you would like to participate, please call 719-457-2604 prior to the 11:00 a.m. ET/10:00 a.m. CT start time and use participant code 842816.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through November 3, 2004.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection, metrology and defect analysis solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding projected revenues and operating costs for the fourth quarter 2004.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, E20, NSX-105 or VersaScope that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; and (vi) unanticipated costs and expenses which increase operating costs.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the SEC on March 1, 2004.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net revenues	$15,516	$11,685	$51,771	$26,005
Cost of revenues	8,187	5,100	24,304	11,603
Gross profit	7,329	6,585	27,467	14,402

Selling, general and administrative expenses	6,202	3,808	16,781	10,228
Research and development expenses	3,822	2,595	10,052	7,797
Operating income (loss)	(2,695)	182	634	(3,623)

Interest income	204	71	594	247
Other income	46	—	46	—

Income (loss) before provision for income taxes	(2,445)	253	1,274	(3,376)
Provision for income taxes (1)	—	—	100	—
Net income (loss)	$(2,445)	$253	$1,174	$(3,376)

Net income (loss) per share:
Basic	$(0.14)	$0.02	$0.07	$(0.25)
Diluted	$(0.14)	$0.02	$0.06	$(0.25)

Weighted average shares outstanding:
Basic	17,803	13,844	17,735	13,451
Diluted	17,803	14,578	18,345	13,451

(1)   Due to the level of historical operating losses, the Company began to record a valuation allowance against deferred tax assets in the second quarter of 2002, and continues to do so at September 30, 2004.  As a result, the Company did not reflect a provision for income taxes during the three and nine months ended September 30, 2003 or the three months ended September 30, 2004.  The Company has recorded a provision for income taxes of $100 during the nine months ended September 30, 2004 primarily to provide for foreign income taxes and minimum state registration fees.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents (1)	$3,432	$10,027
Short-term marketable securities (1)	42,060	43,528
Accounts receivable, net	11,315	4,094
Inventories	20,135	11,651
Inventories at customers under purchase orders	4,741	2,293
Prepaid expenses and other current assets	2,011	1,631
Total current assets	83,694	73,224

Property and equipment, net	6,449	3,141
Long-term marketable securities (1)	5,362	10,295
Purchased technology, net	3,314	1,179
Goodwill	498	498
Other assets	515	610
Total assets	$99,832	$88,947

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,461	$5,409
Accrued compensation	2,431	1,146
Accrued liabilities	1,778	1,414
Customer deposits and deferred revenue	7,489	2,436
Total current liabilities	18,159	10,405

Other non-current liabilities	82	65
Total liabilities	18,241	10,470

Shareholders’ equity:
Common stock, no par value	90,090	88,086
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(12)	(49)
Accumulated deficit	(8,404)	(9,578)
Accumulated other comprehensive income (loss)	(83)	18
Total shareholders’ equity	81,591	78,477
Total liabilities and shareholders’ equity	$99,832	$88,947

(1) Total cash and marketable securities	$50,854	$63,850

AUGUST TECHNOLOGY CORPORATION

SELECTED CONSOLIDATED STATEMENT OF CASH FLOWS DATA

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities	$(7,878)	$2,078
Cash flows from investing activities	(698)	(35,602)
Cash flows from financing activities	2,001	36,726
Effect of exchange rates on cash and cash equivalents	(20)	—
Net increase (decrease) in cash and cash equivalents	$(6,595)	$3,202